Exhibit 3.1

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

MOMO INC.

(adopted by special resolution passed on 11 July 2014 and effective upon continuation in the Cayman Islands on 17 July 2014)

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

MOMO INC.

(adopted by special resolution passed on 11 July 2014 and effective upon continuation in the Cayman Islands on 17 July 2014)

1	The name of the Company is Momo Inc.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$100,000 divided into (i) 799,281,189 Ordinary Shares of US$0.0001 par value each, (ii) 22,272,730 Series A-1 Preferred Shares of US$0.0001 par value each, .(iii) 8,909,090 Series A-2 Preferred Shares of US$0.0001 par value each, (iv) 19,797,980 Series A-3 Preferred Shares of US$0.0001 par value each, (v) 70,037,013 Series B Preferred Shares of US$0.0001 par value each, (vi) 36,008,642 Series C Preferred Shares of US$0.0001 par value each and (vii) 43,693,356 Series D Preferred Shares of US$0.0001 par value each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

MOMO INC.

(adopted by special resolution passed on 11 July 2014 and effective upon continuation in the Cayman Islands on 17 July 2014)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Ordinary Shares”	means all Ordinary Shares issued by the Company (including all Ordinary Shares issuable upon an exercise, conversion or exchange of Ordinary Share Equivalents issued or granted by the Company); provided that the term “Additional Ordinary Shares” does not include (i) Employee Compensation Shares; (ii) securities issued upon conversion of the Preferred Shares; (iii) securities issued as a dividend or distribution on the Preferred Shares; (iv) securities issued in connection with any share split, share dividend, combination, recapitalisation or other similar transaction of the Company; or (v) warrants or options to purchase securities granted to strategic partners of the Company in connection with mergers and acquisitions of other companies.

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and the term “affiliated” has the meaning correlative to the foregoing.

“AIL”	means Alibaba Investment Limited.

“AIL Director”	has the meaning specified in Article 29.1(b).

“AIL Offer”	has the meaning specified in Article 4.6(b)(ii).

“AIL Option”	has the meaning specified in Article 4.6(b)(ii).

“AIL Notice Period”	has the meaning specified in Article 4.6(b)(ii).

“AIL Purchase Agreement”	has the meaning specified in Article 4.6(b)(ii).

“Applicable Conversion Price”	has the meaning specified in Article 4.4(d).

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board Observer”	has the meeting specified in Article 29.1(f).

“Company”	means the above named company.

“Control”	means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Control Documents”	means each of the following agreements: Exclusive Technology Consulting and Service Agreement dated April 18, 2012 entered into by and between the Domestic Company and the WFOE; Equity Pledge Agreement dated April 18, 2012 entered into by and among the WFOE, Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Lie, Beijing Matrix Venture Technology Co., Ltd. and Shanghai ButtonWood Capital Limited; Share Option Agreement dated April 18, 2012 entered into by and between the WFOE and each of Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li, Beijing Matrix Venture Technology Co., Ltd. and Shanghai ButtonWood Capital Limited; Operating Agreement dated April 18, 2012 entered into by and among the WFOE, the Domestic Company, Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li and other parties thereto; Power of Attorney dated April 18, 2012 entered in by and between the WFOE and each of Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li, Beijing Matrix Venture Technology Co., Ltd. and Shanghai ButtonWood Capital Limited.

“Conversion Price”	means the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as the context requires.

“Conversion Share”	has the meaning specified in Article 4.4(c).

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Domestic Company”	means Beijing Momo Technology Co., Ltd.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Employee Compensation Shares”	means up to 44,758,220 Ordinary Shares issued or issuable to employees, consultants or Directors of the Company either in connection with the provision of services to the Company or on exercise of any options to purchase Employee Compensation Shares granted under a share incentive plan or other arrangement adopted by the Directors and approved by the Members, including without limitation in connection with a restricted stock or other equity compensation plan or arrangement approved by the Directors.

“Equity Securities”	means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Evidence of Receipt”	has the meaning specified in Article 4.6(b)(ii).

“Founder Holdcos”	means Gallant Future Holdings Limited, Joyous Harvest Holdings Limited, First Optimal Holdings Limited and Fast Prosperous Holdings Limited.

“Group Companies”	means the Company, the WFOE, the Domestic Company, the HK Co, and any other direct or indirect subsidiary of a Group Company collectively, and the Group Company means any one of them.

“HK Co”	means Momo Technology HK Company Limited.

“Initial Purchase Price”	means in the case of each Series A-1 Preferred Share, the Original Series A-1 Issue Price; in the case of each Series A-2 Preferred Share, the Original Series A-2 Issue Price; in the case of each Series A-3 Preferred Share, the Original Series A-3 Issue Price; in the case of each Series B Preferred Share, the Original Series B Issue Price, in the case of each Series C Preferred Share, the Original Series C Issue Price and in the case of each Series D Preferred Share, the Original Series D Issue Price.

“IPO”	means a firm commitment underwritten public offering of the Company of its Ordinary Shares on the NASDAQ National Market System in the United States or Hong Kong or any other jurisdiction (or any combination of such exchanges and jurisdictions) acceptable to the Majority Preferred Holders.

“Liquidation Event”	has the meaning specified in Article 4.2(b).

“Majority Preferred Holders”	means the holders of at least fifty percent (50%) of the then outstanding (i) Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares, (ii) Series B Preferred Shares held by Matrix only, (iii) Series C Preferred Shares held by Matrix only and (iv) Series D Preferred Shares, voting together as a single class, including any Conversion Shares.

“Matrix”	means Matrix Partners China II Hong Kong Limited, the Matrix Affiliates and their respective successors and permitted assigns.

“Matrix Affiliates”	means Gothic Partners, L.P., PJF Acorn I Trust, Gansett Partners, L.L.C., PH momo investment Ltd. and Tenzing Holding 2011 Ltd.

“Matrix Director”	has the meaning specified in Article 29.1(a).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Subscription Price”	has the meaning specified in Article 4.4(e)(v)(A)(I).

“Options”	means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Conversion Shares.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share in the capital of the Company of US$0.0001 par value and having the rights provided for in these Articles.

“Ordinary Share Director”	has the meaning specified in Article 29.1(e).

“Ordinary Share Equivalents”	means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Original Series A-1 Issue Price”	means US$0.04714 per share.

“Original Series A-2 Issue Price”	means US$0.13469 per share.

“Original Series A-3 Issue Price”	means US$0.20204 per share.

“Original Series B Issue Price”	means US$0.327 per share.

“Original Series C Issue Price”	means US$1.2497 per share.

“Original Series D Issue Price”	means US$4.84627 per share

“Person”	means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organisation, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Share”	means a Series A-1 Preferred Share, a Series A-2 Preferred Share, a Series A-3 Preferred Share, a Series B Preferred Share, a Series C Preferred Share or a Series D Preferred Share.

“Qualified IPO”	means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares on the NASDAQ National Market System in the United States or Hong Kong or any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions) acceptable to the Majority Preferred Holders with aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company and selling shareholders, if any, of not less than US$50,000,000 (or any cash proceeds of other currency of equivalent value).

“Redemption Amount”	has the meaning specified in Article 4.4(c)(i).

“Redemption Closing”	has the meaning specified in Article 4.5(a)(iii).

“Redemption Notice”	has the meaning specified in Article 4.5(a)(i).

“Redemption Price”	means the Series A-1 and Series A-2 Redemption Price, the Series A-3 Redemption Price, the Series B Redemption Price, the Series C Redemption Price and/or the Series D Redemption Price, as the case may be.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Sale Notice”	has the meaning specified in Article 4.6(b)(ii).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Sequoia”	means Sequoia Capital China Investment Holdco II, Ltd., Sequoia Capital China GF Holdco III-A Ltd. and SC China Growth III Co-Investment 2014-A, L.P.

“Sequoia China Sector Group”	has the meaning specified in Article 4.6(d).

“Sequoia Director”	has the meaning specified in Article 29.1(c).

“Sequoia Entity”	has the meaning specified in Article 4.6(d).

“Series A-1 and Series A-2 Redemption Price”	has the meaning specified in Article 4.5(a)(ii).

“Series A-1 Conversion Price”	means a price that initially equals to the Original Series A-1 Issue Price, and shall be adjusted from time to time as provided in Article 4.4(e).

“Series A-1 Original Issue Date”	means the date of the first sale and issuance of Series A-1 Preferred Shares to the holders of Series A-1 Preferred Shares.

“Series A-1 Preferred Share”	means a redeemable series A-1 preferred share in the capital of the Company of US$0.0001 par value and having the rights provided for in these Articles.

“Series A-2 Conversion Price”	means a price that initially equals to the Original Series A-2 Issue Price, and shall be adjusted from time to time as provided in Article 4.4(e).

“Series A-2 Original Issue Date”	means the date of the first sale and issuance of Series A-2 Preferred Shares to the holders of Series A-2 Preferred Shares.

“Series A-2 Preferred Share”	means a redeemable series A-2 preferred share in the capital of the Company of US$0.0001 par value and having the rights provided for in these Articles.

“Series A-3 Conversion Price”	means a price that initially equals to the Original Series A-3 Issue Price, and shall be adjusted from time to time as provided in Article 4.4(e).

“Series A-3 Original Issue Date”	means the date of the first sale and issuance of Series A-3 Preferred Shares to the holders of Series A-3 Preferred Shares.

“Series A-3 Preferred Share”	means a redeemable series A-3 preferred share in the capital of the Company of US$0.0001 par value and having the rights provided for in these Articles.

“Series A-3 Redemption Price”	has the meaning specified in Article 4.5(a)(ii).

“Series A Preferred Share”	means a Series A-1 Preferred Share, a Series A-2 Preferred Share or a Series A-3 Preferred Share.

“Series B Conversion Price”	means a price that initially equals to the Original Series B Issue Price, and shall be adjusted from time to time as provided in Article 4.4(e).

“Series B Original Issue Date”	means the date of the first sale and issuance of Series B Preferred Shares to the holders of Series B Preferred Shares.

“Series B Preferred Share”	means a redeemable series B preferred share in the capital of the Company of US$0.0001 par value and having the rights provided for in these Articles.

“Series B Redemption Price”	has the meaning specified in Article 4.5(a)(ii).

“Series C Conversion Price”	means a price that initially equals to the Original Series C Issue Price, and shall be adjusted from time to time as provided in Article 4.4(e).

“Series C Original Issue Date”	means the date of the first sale and issuance of Series C Preferred Shares to the holders of Series C Preferred Shares.

“Series C Preferred Share”	means a redeemable series C preferred share in the capital of the Company of US$0.0001 par value and having the rights provided for in these Articles.

“Series C Redemption Price”	has the meaning specified in Article 4.5(a)(ii).

“Series D Conversion Price”	means a price that initially equals to the Original Series D Issue Price, and shall be adjusted from time to time as provided in Article 4.4(e).

“Series D Original Issue Date”	means the date of the first sale and issuance of Series D Preferred Shares to the holders of Series D Preferred Shares.

“Series D Preferred Share”	means a redeemable series D preferred share in the capital of the Company of USS$0.0001 par value and having the rights provided for in these Articles.

“Series D Redemption Price”	has the meaning specified in Article 4.5(a)(ii).

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Share Purchase Agreement”	means the Series D Preferred Share Purchase Agreement dated April 22, 2014 by and among the Company, the holders of Series D Preferred Shares and other parties thereto.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2013 Revision) of the Cayman Islands.

“Super Voting Rights”	has the meaning specified in Article 4.3.

“Super Voting Shares”	has the meaning specified in Article 4.3.

“Tencent Deposit”	has the meaning specified in Article 4.6(b)(ii).

“Tencent Group”	has the meaning specified in Article 4.6(b)(ii).

“Tencent Indemnification”	has the meaning specified in Article 4.6(b)(ii).

“Tencent Offer”	has the meaning specified in Article 4.6(b)(ii).

“Tiger”	means Tiger Global Eight Holdings.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“WFOE”	means Beijing Momo Information Technology Co., Ltd., a wholly foreign-owned enterprise established by the HK Co in the PRC under the laws of the PRC.

“Yunfeng”	means Rich Moon Limited.

“Yunfeng Director”	has the meaning specified in Article 29.1(d).

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

4	Designations, Powers, Preferences etc of Shares

The Ordinary Shares and Preferred Shares shall have the following rights and be subject to the following restrictions:

4.1	Dividends

(a)	Subject to the provisions of the Statute, the Memorandum and these Articles, no Dividends shall be declared or paid on the Ordinary Shares or any future series of preference shares, unless and until approved by all Directors and a Dividend in like amount is declared and paid on each outstanding Preferred Share (on an as-converted basis).

(b)	Each holder of a Preferred Share shall be entitled to receive on a pari passu basis in preference to any payment to the Ordinary Shares, on an annual basis, preferential, cumulative dividends at the rate of 8% of the Original Series A-1 Issue Price, the Original Series A-2 Issue Price, the Original Series A-3 Issue Price, the Original Series B Issue Price, the Original Series C Issue Price or the Original Series D Issue Price (as the case may be) (as adjusted for any share splits, share dividends, combinations, recapitalisations or similar transactions) payable in cash when and as such case becomes legally available therefor on parity with each other, prior and in preference to any Dividend on any other Shares; provided that such Dividends shall be payable only when, as, and if declared by the Directors. All declared but unpaid Dividends shall be paid in cash when and as such cash becomes legally available to the holders of Preferred Shares immediately prior to the closing of a Qualified IPO.

(c)	In addition to any Dividend pursuant to Article 4.1(b) above, the holders of Preferred Shares shall be entitled to receive on a pari passu basis, when, as and if declared at the sole discretion of the Directors, but only out of funds that are legally available therefor, cash Dividends at the rate or in the amount as the Directors consider appropriate.

4.2	Liquidation Preference

(a)	Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary:

(i)	Before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, each holder of Series D Preferred Shares shall be entitled to receive an amount equal to one hundred and thirty percent (130%) of the Original Series D Issue Price (adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions), plus all Dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividend, combinations, recapitalisations and similar transaction) per Series D Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series D Preferred Shares, then such asset shall be distributed among the holders of Series D Preferred Shares, rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 4.2(a)(i) and before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares or Series B Preferred Shares, each holder of Series C Preferred Shares shall be entitled to receive an amount equal to one hundred and thirty percent (130%) of the Original Series C Issue Price (adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions), plus all Dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions) per Series C Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares, rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(iii)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares and Series C Preferred Shares pursuant to Articles 4.2(a)(i) and 4.2(a)(ii) and before any distribution or payment shall be made to the holders of any Ordinary Shares or Series A Preferred Shares, each holder of Series B Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series B Issue Price (adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions), plus all Dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions) per Series B Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares, rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(iv)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares, Series C Preferred Shares and Series B Preferred Shares pursuant to Articles 4.2(a)(i), 4.2(a)(ii) and 4.2(a)(iii) and before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares, each holder of Series A-3 Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series A-3 Issue Price (adjusted for any share splits, share dividends, combinations, recapitalisation and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions) per Series A-3 Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-3 Preferred Shares, then such assets shall be distributed among the holders of Series A-3 Preferred Shares, rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(v)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A-3 Preferred Shares pursuant to Articles 4.2(a)(i), 4.2(a)(ii), 4.2(a)(iii) and 4.2(a)(iv) and before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A-1 Preferred Shares and each holder of Series A-2 Preferred Shares shall be entitled to receive on a pari passu basis an amount equal to one hundred fifty percent (150%) of the Original Series A-1 Issue Price or the Original Series A-2 Issue Price, as the case may be) (adjusted for any share splits, share dividends, combinations, recapitalisation and similar transactions), plus all Dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalisations and similar transactions) per Series A-1 Preferred Share or Series A-2 Preferred Share, as the case may be, then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-1 Preferred Shares and Series A-2 Preferred Shares, then such assets shall be distributed among the holders of Series A-1 Preferred Shares and Series A-2 Preferred Shares, rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(vi)	After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Articles 4.2(a)(i), 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv) and 4.2(a)(v), the remaining assets of the Company available for distribution to Members shall first be used to pay any accrued but unpaid dividends on other shares and then be distributed rateably among the holders of outstanding Ordinary Shares and holders of Preferred Shares on an as-converted basis.

(b)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each a “Liquidation Event”) under this Article 4.2 unless waived by the holders of at least fifty-one percent (51%) of the then outstanding Series A Preferred Shares, the holders of at least fifty-one percent (51%) of the then outstanding Series B Preferred Shares, the holders of at least fifty-one percent (51%) of the then outstanding Series C Preferred Shares and the holders of at least fifty-one percent (51%) of the then outstanding Series D Preferred Shares, each voting as a separate series, on an as-converted basis:

(i)	any consolidation, amalgamation or merger of any Group Company with or into any Person, or any other corporate reorganisation, including a sale or acquisition of Equity Securities of the Company or of shares or equity of any other Group Company, in which the shareholders of such Group Company immediately before such transaction own less than 50% of such Group Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change such Group Company’s domicile);

(ii)	a sale of all or substantially all of the assets of the Company or any Group Company;

(iii)	the exclusive licensing of all or substantially all of the intellectual property of the Company (or of all of the Group Companies taken as a whole) to a third party;

(iv)	termination of, or making any unilateral amendments to the Control Documents; or

(v)	a liquidation, dissolution or winding up of the Company or any Group Company,

and upon any such event, any proceeds resulting to the Members therefrom shall be distributed in accordance with the terms of Article 4.2(a).

(c)	In the event the Company proposes to distribute asses other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets so distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the Directors, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Articles 4.2(c)(i), 4.2(c)(ii) or 4.2(c)(iii) to reflect the fair market value thereof as determined in good faith by the Directors, or by a liquidator if one is appointed. The holders of at least twenty percent (20%) of the then outstanding Preferred Shares shall have the right to challenge any determination by the Directors of fair market value pursuant to this Article 4.2(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne by the Company if the independent appraiser determines that the fair market value of the securities is less than that determined by the Directors by a factor of more than 5%. Such costs shall be borne by the challenging parties if the independent appraiser determines that the fair market value of the securities is equal to at least 95% of the fair market value determined by the Directors.

4.3	Voting Rights

Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, provided however that Ordinary Shares held by the Founder Holdcos and Employee Compensation Shares shall have five (5) votes (“Super Voting Rights”) in respect of each such Share (“Super Voting Shares”) (in the event a holder of Super Voting Shares transfers any of the Super Voting Shares to any person or entity which is not an existing holder of Super Voting Shares and is not an Affiliate of such holder, or any holder of the Super Voting Shares elects to give up the Super Voting Rights by giving a written notice to the Company, such Shares shall no longer be entitled to any Super Voting Rights any more and shall only have one (1) vote in respect of each Ordinary Share), and (b) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Members is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Statute, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

4.4	Conversion Rights

The holders of Preferred Shares shall have the following rights described below with respect to the conversion of Preferred Shares into Ordinary Shares. Subject to the provisions of Article 4.4(e), (1) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-1 Preferred Share shall be the quotient of the Original Series A-1 Issue Price divided by the then-effective Series A-1 Conversion Price; (2) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-2 Preferred Share shall be the quotient of the Original Series A-2 Issue Price divided by the then-effective Series A-2 Conversion Price; (3) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-3 Preferred Share shall be the quotient of the Original Series A-3 Issue Price divided by the then-effective Series A-3 Conversion Price; (4) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Original Series B Issue Price divided by the then-effective Series B Conversion Price; (5) the number of Ordinary Shares to which a holder shall be entitled upon conversion any Series C Preferred Share shall be the quotient of the Original Series C Issue Price divided by the then-effective Series C Conversion Price; and (6) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series D Preferred Share shall be the quotient of the Original Series D Issue Price divided by the then-effective Series D Conversion Price. For the avoidance of doubt, subject to the provisions of Article 4.4(e), the initial conversion ratio for Series A-1 Preferred Shares to Ordinary Shares shall be 1:1, the initial conversion ratio for Series A-2 Preferred Shares to Ordinary Shares shall be 1:1, the initial conversion ratio for Series A-3 Preferred Shares to Ordinary Shares shall be 1:1, the initial conversion ratio for Series B Preferred Shares to Ordinary Shares shall be 1:1, the initial conversion ratio for Series C Preferred Shares to Ordinary Shares shall be 1:1, and the initial conversion ratio for Series D Preferred Shares to Ordinary Shares shall be 1:1, each subject to adjustment based on adjustments of the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable (the “Applicable Conversion Price” and each a “Conversion Price”), as set forth below:

(a)	Optional Conversion

(i)	Subject to and in compliance with the provisions of this Article 4.4(a), and subject to compliance with the requirements of the Statute, any Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Applicable Conversion Price.

(ii)	The holder of any Preferred Shares who desires to convert such Shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such Shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole Share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)	Automatic Conversion

(i)	Without any action being required by the holder of such Shares and whether or not the certificates representing such Shares are surrendered to the Company or its transfer agent, the Preferred Shares shall automatically be converted into Ordinary Shares upon the closing of a Qualified IPO, based on the then-effective Applicable Conversion Price.

(ii)	The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole Share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c)	Mechanics of Conversion. The conversion hereunder of any Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(i)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Directors, of any other assets which are to be distributed upon such conversion.

(ii)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion shall all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Initial Conversion Price. The “Series A-1 Conversion Price” shall initially equal the Original Series A-1 Issue Price, the “Series A-2 Conversion Price” shall initially equal the Original Series A-2 Issue Price, the “Series A-3 Conversion Price” shall initially equal the Original Series A-3 Issue Price, the “Series B Conversion Price” shall initially equal the Original Series B Issue Price, the “Series C Conversion Price” shall initially equal the Original Series C Issue Price and the “Series D Conversion Price” shall initially equal the Original Series D Issue Price, each of which shall be adjusted from time to time as provided below in Article 4.4(e).

(e)	Adjustments to Conversion Price.

(i)	Adjustments for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionally decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of Shares, the Applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this Article shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustments for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distributions to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such Share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustments as provided in these Articles.

(iv)	Reorganisations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganisation or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of Shares and other securities and property which the holder of such Share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided in these Articles, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below Conversion Price.

(A)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares.

(I)	In the event the Company shall at any time after the Series D Original Issue Date or the Series C Original Issue Date, as the case may be, issue Additional Ordinary Shares, without consideration or for a consideration per Share less than the Series D Conversion Price or the Series C Conversion Price, as the case may be, in effect immediately prior to such issue (the “New Subscription Price”), then the Applicable Conversion Price shall be reduced, concurrently with such issue, to the New Subscription Price; provided however, that in the event of an IPO of the Company where the pre-money market capitalisation of the Company (based on the price per share offered to the public in such offering) is less than US$2,100,000,000, this Article 4.4(e)(v) shall not apply.

(II)	In the event the Company shall at any time after the Series A-1 Original Issue Date, the Series A-2 Original Issue Date, the Series A-3 Original issue Date or the Series B Original Issue Date, as the case may be, issue Additional Ordinary Shares, without consideration or for a consideration per Share less than the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price or the Series B Conversion Price, as the case may be, in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C)

(III)	For purposes of the foregoing formula, the following definitions shall apply:

(1)	CP2 shall mean the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, or the Series B Conversion Price, as the case may be, in effect immediately after such issue of Additional Ordinary Shares;

(2)	CP1 shall mean the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, or the Series B Conversion Price, as the case may be, in effect immediately prior to such issue of Additional Ordinary Shares;

(3)	“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Equity Securities (including the Preferred Shares) outstanding (assuming exercise of any Ordinary Share Equivalents therefor) immediately prior to such issue;

(4)	“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per Share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(5)	“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(B)	Determination of Consideration. For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(I)	to the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(II)	to the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by the Directors, including the affirmative vote of at least one (1) AIL Director, one (1) Matrix Director, the Sequoia Director and the Yunfeng Director), as of the date of the adoption of the resolution specifically authorising such issue or sale, irrespective of any accounting treatment of such property; and

(III)	if Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Directors, including the affirmative vote of at least one (1) AIL Director, one (1) Matrix Director, the Sequoia Director and the Yunfeng Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)	No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Applicable Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Applicable Conversion Price which would have been in effect had such adjustment not been made.

(vi)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 4.4 are not strictly applicable, but the failure to make any adjustment to any Conversion Price would not fairly protect the conversion rights of the applicable series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 4.4 necessary to preserve, without dilution, the conversion rights of such series of Preferred Shares.

(vii)	Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions thereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional ordinary Shares issued or sole or deemed to have been issued or sole, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Shares after such adjustment or readjustment.

(viii)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring adjustment to a Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of such series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the conversion of Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase the authorised but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purpose.

(x)	Notices. Any notice required or permitted pursuant to this Article 4.4 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognised courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organisation, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xi)	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

4.5	Redemption

(a)	Notwithstanding any provision to the contrary in this Article 4, the Preferred Shares shall be redeemable at the option of the holders of the Preferred Shares as provided herein:

(i)	Optional Redemption Date. At any time after (i) the fourth (4) anniversary of the Closing (as defined in the Share Purchase Agreement), each holder of the then outstanding Series D Preferred Shares, (ii) October 8, 2017, each holder of the then outstanding Series C Preferred Shares, or (iii) December 31, 2016, each holder of the then outstanding Series A Preferred Shares and Series B Preferred Shares, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of Preferred Shares have elected redemption of all of the Preferred Shares pursuant to the provisions of this Article 4.5(a)(i), shall specify the redemption date, and shall direct the holders of such Shares to submit their share certificates to the Company on or before the scheduled redemption date. Notwithstanding anything to the contrary, each holder of Preferred Shares shall have the right, but not the obligation, to participate in the redemption and require the Company to redeem up to all of the Preferred Shares held by such holder by written notice to the Company within fifteen (15) days following the date of the Redemption Notice indicating its election to participate in the redemption and the number of its Preferred Shares to be redeemed.

(ii)	Redemption Price. The redemption price for each Series A-1 Preferred Share and Series A-2 Preferred Share redeemed pursuant to this Article 4.5(a)(ii) shall be equal to a price per Preferred Share which is one hundred and fifty percent (150%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalisations or similar transactions), including the dividends to be paid pursuant to Article 4.1(b) (the “Series A-1 and Series A-2 Redemption Price”). The redemption price for Series A-3 Preferred Shares redeemed pursuant to this Article 4.5(a)(ii) shall be equal to a price per Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalisations or similar transactions), including the dividends to be paid pursuant to Article 4.1(b) (the “Series A-3 Redemption Price”). The redemption price for each Series B Preferred Share redeemed pursuant to this Article 4.5(a)(ii) shall be equal to a price per Preferred Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalisations or similar transactions), including the dividends to be paid pursuant to Article 4.1(b) (the “Series B Redemption Price”). The redemption price for each Series C Preferred Share redeemed pursuant to this Article 4.5(a)(ii) shall be equal to a price per Preferred Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalisations or similar transactions), including the dividends to be paid pursuant to Article 4.1(b) (the “Series C Redemption Price”). The redemption price for each Series D Preferred Share redeemed pursuant to this Article 4.5(a)(ii) shall be equal to a price per Preferred Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalisations or similar transactions), including the dividends to be paid pursuant to Article 4.1(b) (the “Series D Redemption Price”).

(iii)	Procedure. Upon delivery of the Redemption Notice, the aggregate Redemption Price to be paid by the Company as provided in Article 4.5(a)(ii) shall be paid by the Company in cash or immediately converted into a debt payable by the Company over a period of twenty-four (24) months or on a payment schedule mutually agreed between the holders and the Company to the owner of such Preferred Shares, plus a simple interest calculated at seven percent (7%) per annum during the period commencing from the delivery of the Redemption Notice until the Redemption Closing. The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Article 4.5(a)(iii) will take place no later than twenty-four (24) months from the date of the Redemption Notice at the offices of the Company, or such other date or other place as such holders of the then outstanding Preferred Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Preferred Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such Share. From and after the Redemption Closing, if the Company makes the Redemption Price available to a holder of Preferred Share, all rights of the holder of such Preferred Share (except the right to receive the Redemption Price therefor) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 4.5 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used in the following manner: (1) all of the Series D Preferred Shares required to be redeemed shall be redeemed prior to any of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares; (2) if not all of the Series D Preferred Shares required to be redeemed are able to be redeemed, then the Series D Preferred Shares to be redeemed shall be allocated rateably to the holders of the Series D Preferred Shares in proportion to the total number of Series D Preferred Shares in proportion to the total number of Series D Preferred Shares held by each such holder of Series D Preferred Shares, and then the remaining Series D Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (3) once all of the Series D Preferred Shares required to be redeemed have been redeemed, then the Series C Preferred Shares required to be redeemed shall be redeemed; (4) if not all of the Series C Preferred Shares required to be redeemed are able to be redeemed, then the Series C Preferred Shares to be redeemed shall be allocated rateably to the holders of the Series C Preferred Shares in proportion to the total number of Series C Preferred Shares in proportion to the total number of Series C Preferred Shares held by each such holder of Series C Preferred Shares, and then the remaining Series C Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (5) once all of the Series C Preferred Shares required to be redeemed have been redeemed, then the Series B Preferred Shares required to be redeemed shall be redeemed; (6) if not all of the Series B Preferred Shares required to be redeemed are able to be redeemed, then the Series B Preferred Shares to be redeemed shall be allocated rateably to the holders of the Series B Preferred Shares in proportion to the total number of Series B Preferred Shares held by each such holder of Series B Preferred Shares, and then the remaining Series B Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (7) once all of the Series B Preferred Shares required to be redeemed have been redeemed, then the Series A-3 Preferred Shares required to be redeemed shall be redeemed; (8) if not all of the Series A-3 Preferred Shares required to be redeemed are able to be redeemed, then the Series A-3 Preferred Shares to be redeemed shall be allocated rateably to the holders of the Series A-3 Preferred Shares in proportion to the total number of Series A-3 Preferred Shares held by each such holder of Series A-3 Preferred Shares, and then the remaining Series A-3 Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (9) once all of the Series A-3 Preferred Shares required to be redeemed have been redeemed, then the Series A-2 Preferred Shares and Series A-1 Preferred Shares required to be redeemed shall be redeemed; (10) if not all of the Series A-2 Preferred Shares and Series A-1 Preferred Shares required to be redeemed are able to be redeemed, then the Series A-2 Preferred Shares and Series A-1 Preferred Shares to be redeemed shall be allocated rateably to the holders of the Series A-2 Preferred Shares and the holders of the Series A-1 Preferred Shares in proportion to the total number of Series A-2 Preferred Shares and Series A-1 Preferred Shares held by each such holder of Series A-2 Preferred Shares and holder of Series A-1 Preferred Shares, and then the remaining Series A-2 Preferred Shares and Series A-1 Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Notwithstanding anything to the contrary herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed and shall have paid all the applicable Redemption Price for such Preferred Shares requested to be redeemed payable pursuant to this Article 4.5(b). Without limiting any rights of the holders of Preferred Shares which are set forth in the Memorandum and these Articles, or are otherwise available under law, the balance of any Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Shares had prior to such date, until the redemption payment has been paid in full with respect to such Shares.

4.6	Acts of the Company

(a)	In addition to any other vote or consent required elsewhere in the Memorandum and these Articles of by any applicable statute, each Group Company shall not, and each holder of Ordinary Shares shall procure that each Group Company does not, directly or indirectly, (1) without the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (excluding Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), which approval shall not be unreasonably withheld, take any of the actions under paragraphs (i), (ii), (iii), (iv), (v), (xi), (xiv), (xv), (xvii), (xix) and (xx) below; and (2) without the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (including Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), which approval shall not be unreasonably withheld, take any of the actions under paragraphs (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xvi) and (xviii) below:

(i)	cease to conduct or substantially change the business of the Company and/or any Group Company, as such business is normally conducted, or deviate from the business plan previously approved by the Directors;

(ii)	sell or dispose of the whole or a substantial part of the undertaking goodwill or the assets of the Company and/or any Group Company;

(iii)	increase, reduce or cancel the authorised or issued share capital of the Company and/or any Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants, which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of any holder of Preferred Shares in the Company (with the exception of any Shares issued upon conversion of the Preferred Shares);

(iv)	make any distribution of profits amongst the Members by way of Dividend (interim and final), capitalisation of reserves or otherwise;

(v)	appoint, or settle the terms of appointment of, the chief executive officer (except for appointing Tang Yan as the chief executive officer of the Company and/or any Group Company), the chief operative officer and the chief technology officer of the Company and/or any Group Company;

(vi)	approve or amend the employee share option plans or approve any new equity-based compensation plan or any bonus or incentive plan;

(vii)	select or change the external auditor, or make any material changes to the accounting policies or change the financial year of the Group Companies;

(viii)	invest in or acquire any other Person, or any assets, business, business organisation or division of any other Person in an amount in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, or form any new subsidiary of any Group Company;

(ix)	create, incur or authorise the creation of any debt (including without limitation the issuance of any debt securities) if the Group’s aggregate indebtedness would exceed USS$1,000,000, or guarantee any indebtedness, except for trade accounts of the Group Companies arising in the ordinary course of business;

(x)	create any liens over assets to serve any indebtedness otherwise permitted or previously approved pursuant to paragraph (ix) above;

(xi)	make any loan or advance in an amount in excess of US$500,000 other than trade credit given in the ordinary course of business, except to wholly-owned subsidiaries of the Company;

(xii)	sell, transfer, license out (other than non-exclusive license granted in the ordinary course of business), pledge or encumber technology or intellectual property;

(xiii)	purchase any real property;

(xiv)	pass any resolution for the winding up of the Company and/or any Group Company or undertake any merger, reconstruction or liquidation exercise concerning the Company and/or any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer;

(xv)	make any alteration or amendment to the memorandum and articles of association of the Company or any of the Group Companies (provided however that with respect to the memorandum and articles of association of the Domestic Company, only the alteration or amendment related to the items listed in this Article 4.6(a) shall require the approval of the holders of Preferred Shares in accordance with this Article 4.6(a));

(xvi)	approve, extend or amend any transaction or agreement which is in an amount in excess of US$1,000,000 in a single transaction, or US$3,000,000 in a series of related transactions, with a Member, director, officer, employee or Affiliate of any Group Company or any relative thereof, except pursuant to the Company’s employee share option plans, provided however that, any connected transaction or agreement which is not in an amount in excess of US$1,000,000 shall be fully disclosed to the holders of Preferred Shares and shall be arm’s length transaction;

(xvii)	make any equity investments in any other companies in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, or the establishment of any brands for companies other than the Group Companies;

(xviii)	enter into any joint venture or partnership of which the total investment amount is in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, other than any strategic alliance not involving any equity or equity-related investment;

(xix)	dispose or dilute the Company’s interest, directly or indirectly, in any of the Group Companies; or

(xx)	approve any transfer of shares in the Company or any of the Group Companies; or

(xxi)	authorise, agree or undertake to do any of the foregoing.

Actions under paragraph (xxi) shall require the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (including Preferred Shares held by AIL, and voting together as a single class on an as-converted basis) if the subject matter is related to the matters listed in paragraphs (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xvi) and (xviii), otherwise, actions under paragraph (xxi) shall require the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (excluding Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), provided however that where an Ordinary Resolution or a Special Resolution is required by the Statute to approve any of the matters listed in this Article 4.6(a), and such matter has not received approval of the requisite holders of Preferred Shares as provided in this Article 4.6(a), the Preferred Shares held by the holders thereof who vote against the Ordinary Resolution or the Special Resolution, as the case may be, shall together carry the number of votes equal to the votes of all Members who vote in favour of such resolution, plus one.

(b)	In addition to any other vote or consent required elsewhere in the Memorandum and these Articles or by any applicable statute, each Group Company shall not, and the Company shall procure that each Group Company does not, directly or indirectly, without AIL’s approval, take any of the following actions:

(i)	issue, sell, transfer or otherwise dispose of, directly or indirectly, any equity securities, security convertible into or exercisable for any equity securities, assets or goodwill of any Group Company to, or merge, amalgamate or consolidation any Group Company with or into Tencent Holdings Limited, or any Person controlled by Tencent Holdings Limited (the “Tencent Group”) (notwithstanding any provision to the contrary in Article 4.6(a), AIL has the absolute right to withhold its approval of the actions set forth in this paragraph for any reason whatsoever); it being understood for purposes of this provision, “control” refers to management rights, ownership of more than 50% of equity or voting rights.

(ii)	Notwithstanding the foregoing, in the event that Tencent Group enters into a written term sheet or other similar document (the “Tencent Offer”) with the Company through bona fide negotiations for a sale of the Company, pursuant to which, the Company has received a non-refundable deposit (unless to be otherwise refunded in the form of the Tencent Indemnification) in an amount of no less than 2.5% of the total consideration of the transaction under the Tencent Offer (the “Tencent Deposit”), the Company shall deliver a written notice to AIL, describing material terms of the Tencent Offer, with a copy of the executed Tencent Offer (the “Sale Notice”) and bank statement or other evidence on receipt of the Tencent deposit (the “Evidence of Receipt”). AIL shall have the right of first refusal to purchase all such equity interests, securities or assets proposed to be purchased by Tencent Group on the same terms and conditions set forth in the Tencent Offer (the “AIL Option”), by paying a deposit in the same amount as the Tencent Deposit to the Company within twenty-five (25) calendar days after its receipt of the Sale Notice and the Evidence of Receipt (the “AIL Notice Period”), provided that the Company shall have first entered into a written term sheet or other similar document with AIL (the “AIL Offer”).

If AIL decides to exercise the AIL Option, all the commercially reasonable indemnification, penalty and other similar payment payable by the Company and the Members (if the Members are parties to the Tencent Offer) to Tencent Group under the Tencent Offer for not completing the transaction contemplated thereunder (the “Tencent Indemnification”), the total amount of which shall be no more than the Tencent Deposit plus its accrued interest during the AIL Notice Period, if any, calculated using the then effective base demand deposit interest rate published by the People’s Bank of China, shall be borne by the Company.

If AIL decides to exercise the AIL Option, but the transaction is not completed solely due to AIL’s failure to comply with the AIL Offer or the terms and conditions set forth in the definitive transaction agreements between AIL and the Company (the “AIL Purchase Agreement”), the Company shall not refund the deposit paid by AIL. If the transaction is not completed due to reasons other than AIL’s failure to comply with the AIL Offer or the terms and conditions set forth in the AIL Purchase Agreement, the Company shall refund the deposit paid by AIL, plus its accrued interests calculated using the then effective base demand deposit interest rate published by the People’s Bank of China.

If AIL decides not to exercise the AIL Option, or fails to pay the deposit to the Company pursuant to the AIL Offer within the AIL Notice Period, the Company can proceed with the transaction with Tencent Group upon terms and conditions not more favourable than those set forth in the Sale Notice. If the Company does not enter into any definitive transaction agreement with Tencent Group within the sixty (60) calendar days following the expiration of the AIL Notice Period, or if such agreement is not consummated within ninety (90) calendar days of the execution thereof, AIL’s right of first refusal provided under this Article 4.6(b)(ii) shall be deemed to be revived and the Company shall re-deliver a Sale Notice to AIL in accordance with this Article 4.6(b)(ii).

(c)	For the avoidance of doubt, the Members agree that without the prior written consent of each holder of Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as applicable, no Member shall pass resolutions or otherwise take actions to amend, alter or repeal rights, privileges and obligations of the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as applicable, or any holder of Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares hereunder, it being understood that rounds of investors further to the current Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are not deemed to constitute the above amendment, alteration or repeal.

(d)	The Members acknowledge and agree that (i) the name “Sequoia Capital” is commonly used to described a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (ii) notwithstanding any other provision in the Memorandum or these Articles to the contrary, the Memorandum or these Articles shall not be binding on, or restrict the activities of, any (A) Sequoia Entity outside of the Sequoia China Sector Group or (B) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focussed on companies located in, or with connections to, the PRC.

5	Register of Members

5.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

6	Closing Register of Members or Fixing Record Date

6.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7	Certificates for Shares

7.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8	Transfer of Shares

8.1	Subject to Article 4.6(a), the Company shall, on receipt of an instrument of transfer complying with Article 8.2 and any agreements relating to the transfer of Shares to which the Company is a party, enter the name of the transferee of a Share in the Register of Members unless the Directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a resolution passed by the Directors. The Directors may not resolve to refuse or delay the transfer of a Share unless the Member has failed to pay an amount due in respect of the Share.

8.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9	Redemption, Repurchase and Surrender of Shares

9.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

9.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

9.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9.4	The Directors may accept the surrender for no consideration of any fully paid Share.

10	Treasury Shares

10.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

10.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11	Variation of Rights of Shares

11.1	Subject to Article 4.6(c), if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

11.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

11.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

12	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

13	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

14	Lien on Shares

14.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

14.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

14.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15	Call on Shares

15.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

15.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

15.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

15.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16	Forfeiture of Shares

16.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

16.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17	Transmission of Shares

17.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

17.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

17.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	Subject to Article 4.6, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of Article 4.6, the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested.

20.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

21	Notice of General Meetings

21.1	At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed the holders of at least 90 percent (90%) of the total voting rights on all the matters to be considered at the meeting.

21.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum is present. One or more Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, holding at least two-thirds of the votes of the Shares (including not less than two-thirds of the Preferred Shares) shall be a quorum.

22.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within two hours from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting within one hour from the time appointed for the meeting in person or by proxy not less than one-third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered at the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

22.5	The chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Members present shall elect one of their number to be chairman of the meeting.

22.6	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.7	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.8	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

22.9	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

22.10	The demand for a poll may be withdrawn.

22.11	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.12	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.13	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to Article 4.3 and any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of up to nine (9) persons who shall be appointed in accordance with Article 29.

28	Powers of Directors

28.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4	Subject to Article 4.6, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	For so long as they are Members of the Company:

(a)	Matrix shall be entitled to appoint two (2) Directors (the “Matrix Directors”);

(b)	AIL shall be entitled to appoint two (2) Directors (the “AIL Directors”);

(c)	Sequoia shall be entitled to appoint one (1) Director (the “Sequoia Director”);

(d)	Yunfeng shall be entitled to appoint one (1) Director (the “Yunfeng Director”);

(e)	Tang Yan shall be entitled to appoint three (3) Directors (the “Ordinary Share Directors”); and

(f)	Tiger shall be entitled to appoint one (1) observer (the “Board Observer”) of the board of Directors. The Board Observer shall have the right to (i) receive any notices, documents and information that the Company delivers to the Directors and (ii) attend and speak at meetings of the Directors.

29.2	A Director may be removed from office, with or without cause, by the Member who elected such Director and such Member may also replace any Director so removed.

29.3	Subject to Article 29.1, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	the Director is found to be or becomes of unsound mind; or

(d)	he is removed from office by a resolution of the Member who appointed such Director.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors shall be seven, including one Matrix Director, one AIL Director, and at least one of the Sequoia Director or the Yunfeng Director, provided however that if at any time a quorum is not present at a duly convened meeting of Directors due to the absence of any of the Matrix Directors, the AIL Directors, or the Sequoia Director or the Yunfeng Director, the notice of the meeting shall be duly delivered again for a second meeting, and if at such second meeting a quorum is still not present, the Directors present shall be deemed a quorum provided that at such second meeting the business not included in the notice shall not be transacted. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

31.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. For so long as he is a Director, Tang Yan shall have five (5) votes and the other Directors shall each have one (1) vote for each of the matters submitted to the board of Directors. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

31.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least seven (7) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

33	Directors’ Interests

33.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

33.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	Alternate Directors

36.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

36.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

36.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

36.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

36.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

37	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38	Remuneration of Directors

38.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

39	Seal

39.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

39.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

40	Dividends, Distributions and Reserve

40.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

40.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

40.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

40.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

40.8	No Dividend or other distribution shall bear interest against the Company.

40.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41	Capitalisation

Subject to Article 4.6, the Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

42	Books of Account

42.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

42.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	Subject to the provisions of Article 4.6, the Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

44.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

44.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to Article 4.2 and the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

46	Indemnity and Insurance

46.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

48	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.